Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
          This SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by George Esgro (“Employee”) and Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”).
          The Company’s subsidiary currently employs Employee as Vice President, Sales and Marketing. The parties desire to terminate the employment relationship. Employee also desires severance benefits. The parties have negotiated the terms of the termination and have agreed upon acceptable terms as described herein. The parties now desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.
          Employee represents that he has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.
          In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:
          1. SEPARATION; PAYMENTS WHETHER SIGN OR NOT. Whether or not Employee chooses to sign this Agreement, Employee’s employment with the Company will terminate, effective December 10, 2008 (the “Effective Termination Date”). Whether or not Employee chooses to sign this Agreement, the Company will:
(i)	pay Employee’s unpaid base salary, through the Effective Termination Date, less lawful deductions, payable on the first regular payday following the Effective Termination Date;

(ii)	pay Employee for untaken and accrued vacation as of the Effective Termination Date, less lawful deductions, payable on the first regular payday following the Effective Termination Date; and

(iii)	administer Employee’s stock options, if any, in accordance with the applicable stock option plan(s) and/or agreement(s).
          2. SEVERANCE BENEFITS. In consideration for Employee signing of this Agreement, and in compliance with the promises made herein, the Company agrees that, provided that Employee does not revoke acceptance pursuant to Section 10 of this Agreement, the Company will:

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(i)	pay Employee severance pay in the amount of $91,000 (less lawful deductions) payable in a lump sum on the first regular payday after the revocation period set forth in paragraph 10 below expires;

(ii)	characterize the Employee’s termination of employment as a resignation;

(iii)	amend Employee’s post-employment non-competition obligations under the terms of Section 5.4 of the Agreement regarding Employment, Employee Duties, Ownership of Employee Developments and Confidentiality dated March 3, 2008 between Employee and Cornerstone BioPharma, Inc., a subsidiary of the Company (the “Employee Duties Agreement”) such that such Employee’s non-competition obligations for the period of three (3) months after the Effective Termination Date shall be as set forth in Section 16 of this Agreement. Employee agrees and reaffirms that the other terms and conditions of the Employee Duties Agreement remain in full force and effect for the full term stated therein; and

(iv)	accelerate the vesting as to 25% of any of Employee’s unvested options as of the Effective Termination Date. Otherwise, such Employee’s stock options will be administered in accordance with the applicable stock option plan(s) and/or agreement(s). Any remaining unvested options after such acceleration will be terminated and be automatically forfeited to the Company. Employee acknowledges and agrees that any vested stock options that remain unexercised after the expiration of the time period for exercise provided under the applicable stock option plan(s) and/or agreement(s) shall be immediately and automatically forfeited to the Company, and that Employee shall have no further rights with respect to such shares.
          The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled. The distribution of all severance payments and benefits provided under this Agreement shall be subject to the provisions of Attachment A attached hereto to this Agreement.
          3. ACCRUED VACATION. Whether or not the Employee chooses to sign this Agreement, the Company will pay Employee for any accrued but untaken vacation as of the Effective Termination Date.
          4. BENEFITS. After the Effective Termination Date, except as provided below, Employee will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees, including, but not limited to, the Company’s 401(k) plan, stock option plans, employee stock purchase plans, bonus plans, commission plans, sales incentive plans, retention agreements, severance, expense reimbursement, vehicle reimbursement, life insurance or disability insurance programs, except as required by federal or state law. Employee will receive, under separate cover, information concerning the right to continue health insurance and dental insurance benefits after that date in accordance with COBRA. Employee must complete the COBRA enrollment documents within the required

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period in order to continue this coverage. Employee acknowledges and agrees that Employee is solely responsible for properly electing to continue health, dental and vision insurance coverage under COBRA.
          5. EXPENSE REIMBURSEMENT. Employee will be afforded fifteen (15) calendar days after the Effective Termination Date to submit to the Company’s Human Resources Department at the address set forth in Section 10 of this Agreement, any and all documentation for any expense reimbursements Employee claims are owed to Employee in conjunction with his employment with the Company. Employee will be reimbursed for any reasonable business expenses incurred and approved through the Effective Termination Date consistent with Company policy, subject to the submission of the properly documented business expense reports.
          6. RELEASE. In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of the Agreement, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity; (ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), Fair Labor Standards Act of 1934 (“FLSA”), as amended, and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); (iv) all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and (v) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The release of claims set forth in this paragraph does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies.
          7. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Agreement, Employee waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

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          8. COVENANT NOT TO SUE. Employee will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the Older Workers Benefit Protection Act of 1990 (“OWBPA”), to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation or unemployment benefits referenced in paragraph 4 above, or where otherwise prohibited by law. If Employee does not abide by this paragraph, then (i) he will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action, and (ii) Releasees will be relieved of its obligations hereunder.
          9. COMPANY INFORMATION AND PROPERTY. Employee shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information or such information of its parents, subsidiaries or affiliates. Confidential or proprietary information is information relating to the Company, parent, subsidiaries or affiliates or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information or secrecy, non-competition or non-solicitation agreements.
          All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Upon the Company’s request, Employee shall: (i) return all Company property (including, but not limited to, credit cards; keys; company car; cell phones; computer hardware and software; records, files, documents, company manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he received in connection with his employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company.
          10. RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on December 10, 2008 by hand delivery and desires that Employee have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises Employee to consult with his attorney prior to executing it and that he has 21 days within which to consider it. Additionally, Employee may not execute this Agreement prior to the Effective Termination Date. In the event that Employee does not return an executed copy of the Agreement to Rhonda Downum, Senior Manager Human Resources, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, by no later than the 22nd calendar day after receiving it, it and the obligations of the Company herein shall become null and void and Employee’s employment will terminate as of the Effective Termination Date and Employee will receive salary through the Effective Termination Date, pay for accrued but untaken vacation, if any, and nothing more. Employee

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may revoke the Agreement during the seven (7) calendar day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing, to Chief Financial Officer, at the Company, and state, “I hereby revoke my acceptance of the Severance Agreement and General Release.” The revocation must (i) be personally delivered to the following address:
Cornerstone Therapeutics Inc.
Attention: David Price, Chief Financial Officer
1255 Crescent Green Drive, Suite 250
Cary, NC 27518
or (ii) sent to such address by certified mail, return receipt requested, postmarked by no later than seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in North Carolina or the state in which you primarily reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
          11. CONFIDENTIALITY AND NONDISPARAGEMENT. The terms and provisions of this Agreement are confidential and Employee represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as required by law. Notwithstanding the above, he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement. Employee represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.
          12. STIPULATION. Employee acknowledges, agrees and hereby stipulates to the following facts: (i) During his employment with the Company, Employee was allowed to take all leave and afforded all other rights to which he was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) The Company has not in any way interfered with, restrained or denied Employee’s exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Employee for exercising (or attempting to exercise) any such rights.
          13. NON-DISPARAGEMENT. Employee acknowledges and agrees that as a condition for payment of the monetary consideration and other benefits provided herein, Employee shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company, its subsidiaries or any of its or their current, past or future directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition, except if testifying truthfully under oath pursuant to a lawful court order or

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subpoena. If Employee receives such a court order or subpoena, Employee or Employee’s attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of Employee’s receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced.
          14. CONSULTING: Employee agrees to provide up to five (5) days of such consulting, advisory and related services for the Company as may be reasonably requested by the Company or its employees, representatives or agents during the period from the Effective Termination Date through the date that is ninety (90) days after the Effective Termination Date, including, but not limited to preparing to-do lists, answering questions, preparing memos, and updating or completing projects. Employee agrees that the payments provided in Section 2 of this Agreement constitute full and appropriate compensation for any services you may provide to the Company under this Section of the Agreement.
          15. NON-SOLICITATION: Employee acknowledges and agrees that for a period of one (1) year after the Effective Termination Date, Employee will not, directly or indirectly, either alone or in association with others, recruit, solicit, induce, hire or engage as an independent contractor or attempt to recruit, solicit, induce, hire or engage as an independent contractor, any person who then is or was employed by the Company or any of its subsidiaries.
          16. NON-COMPETITION. Employee acknowledges and agrees that his post-employment non-competition obligations shall be as described in this Section 16 of the Agreement.
(i)	Employee agrees that while Employee is employed by the Company and during the three (3) months immediately following the Effective Termination Date, Employee shall not, whether as employee, consultant, advisor or in any other capacity, compete with the Company within the Geographic Territory (as defined below); provided, however, the foregoing shall not prevent the Employee from owning up to one percent (1%) of the outstanding securities of a publicly-held corporation which may compete with the Company.

(ii)	Employee acknowledges that the Company has conducted business on a nation-wide basis and that due to the nature of the business, geographic limitations on the scope of this non-competition provision would not adequately protect the Company. Accordingly, the restrictions set forth in Section 16 apply to the widest geographical areas possible (the “Geographic Territory”) as follows: (i) the Raleigh-Cary-Durham-Chapel Hill, NC metropolitan areas; (ii) any city, metropolitan area, county, state (or similar political subdivisions in foreign countries) in which the Company is located or does or, during Employee’s employment with the Company, did business; (iii) any city, metropolitan area, county, or state (or similar political subdivisions in foreign countries) in which Employee’s services were provided, or for which Employee had responsibility, or in which Employee worked on Company projects, while employed by the Company; and (iv) the entire United States of America and its territories. The

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parties agree and acknowledge that the geographic scope of this provision is reasonable in light of the geographically broad scope of the Company’s business.

(iii)	The Employee agrees that he will give notice to the Company (such notice to be in the manner set forth in Section 10 of this Agreement) of each new business activity Employee plans to undertake during the non-competition period, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity. The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his obligations under this Agreement. The Employee agrees that he will provide a copy of this Section 16 of the Agreement to all persons and Entities with whom he seeks to be hired or do business before accepting employment or engagement with any of them.

(iv)	If any restriction set forth in this Section of the Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(v)	The Employee acknowledges that the restrictions contained in this Section of the Agreement are necessary for the protection of the business and goodwill of the Company and in light of, among other things, the highly competitive market in which the Company operates. The Employee agrees that any breach of this Section of the Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond. If the Employee violates the provisions of this Section of the Agreement, he shall continue to be held by the restrictions set forth in this Section 16 of the Agreement, until a period equal to the period of restriction has expired without any violation.
          17. SECTION 409A: Employee acknowledges and agrees that notwithstanding the provisions of Attachment A to the Agreement (i) neither the Company nor the Company’s legal counsel makes any representation or warranty if any provisions of this Agreement or any payments made pursuant to this Agreement are, or may be determined to constitute, “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Company shall have no liability to Employee or any other person if any payments pursuant to the provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy the requirements of Section 409A. Notwithstanding

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any other provision of this Agreement, the Company has the right to and the Company intends to comply with all withholding and reporting obligations under Section 409A. Employee acknowledges and agrees that each of (i) Smith Anderson Blount Dorsett Mitchell & Jernigan, LLP and (ii) Scott Townsend, Esq. are the legal counsel of the Company and as such represent the Company and not Employee.
          18. OTHER.
(i).	Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

(ii).	This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him — liability which the Company denies.

(iii).	This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to ADEA.
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SIGNATURE PAGE TO SEVERANCE AGREEMENT AND GENERAL RELEASE
          IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.
          EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT. EMPLOYEE ACKOWLEDGES AND AGREES HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION 2 OF THE AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY.

EMPLOYEE:

/s/ George Esgro		December 22, 2008

George Esgro		Date

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Craig A. Collard	December 10, 2008
Name: Craig A. Collard		Date
Title: President and CEO

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ATTACHMENT A
PAYMENTS SUBJECT TO SECTION 409A
Subject to the provisions in this Attachment A, any severance payments or benefits under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Agreement:
1.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
a.	Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b.	Each installment of the severance payments and benefits due under the Agreement that is not described in paragraph 1(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.
2.	The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the

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presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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